Exhibit 99.2

[LETTERHEAD OF SAGENT ADVISORS INC.]

Board of Directors

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, MO 64106

Members of the Board:

We hereby consent to the (i) inclusion of our opinion letter, dated February 6, 2007, to the Board of Directors of Great Plains Energy Incorporated (“Great Plains Energy”) attached as Annex E to, and (ii) reference thereto under the captions “SUMMARY-Questions and Answers About the Transactions”,  “SUMMARY-Other Information Regarding the Merger-Opinions of Financial Advisors”, “THE TRANSACTIONS- Background of the Merger”, “THE TRANSACTIONS- Great Plains Energy’s Reasons for the Merger and Recommendation of Great Plains Energy’s Board of Directors”, “THE TRANSACTIONS- Opinions of Great Plains Energy’s Financial Advisors” and “THE TRANSACTIONS- Opinions of Great Plains Energy’s Financial Advisors-Opinion of Sagent Advisors Inc.” in, the joint proxy statement/prospectus relating to the proposed merger involving Great Plains Energy and Aquila, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Great Plains Energy  (333-142715) which was declared effective on August 27, 2007 and is incorporated by reference into this Registration Statement on Form S-4 (collectively, the “Registration Statements”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Sagent Advisors Inc.

Sagent Advisors Inc.

May 14, 2008